Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Securities code: 8182

June 26, 2024

To Our Shareholders:

Yoshikazu Motosugi
Representative Director and President
Inageya Co., Ltd.
6-1-1 Sakae-cho, Tachikawa City,
Tokyo, Japan

NOTICE OF RESOLUTIONS OF

THE 76th ANNUAL GENERAL MEETING OF SHAREHOLDERS

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that the following matters were resolved at the 76th Annual General Meeting of Shareholders of Inageya Co., Ltd. (the “Company”) held today.

Matters reported:

1.	The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

2.	Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024)

The matters reported above have been resolved to be reported during an adjourned meeting for the 76th Annual General Meeting of Shareholders at Inageya Headquarters, 3rd floor meeting room (6-1-1 Sakae-cho, Tachikawa City, Tokyo) on July 26, 2024 (Fri.) at 9:30 a.m.

Proposals resolved:

Proposal 1:	Appropriation of Surplus
The proposal was approved and resolved as originally proposed, and the year-end dividend was decided to be 7.50 yen per share (15.00 yen per share including the interim dividend).

Proposal 2:	Approval of Share Exchange Agreement between the Company and United Super Markets Holdings Inc.
The proposal was approved and resolved as originally proposed.

Proposal 3:	Election of Nine (9) Directors
The proposal was approved and resolved as originally proposed, and nine (9) Directors, Messrs. Yoshikazu Motosugi, Kazushige Hamura, Kazuhiko Shimamoto, Makoto Sugaya, Masato Moriya, Shigeru Nakabayashi, Hiroyuki Watanabe, Shuichi Otani, and Ms. Yaeko Ishida were reappointed.
Mr. Shuichi Otani and Ms. Yaeko Ishida are Outside Directors.

Proposal 4:	Election of One (1) Audit & Supervisory Board Member
The proposal was approved and resolved as originally proposed, and one (1) Audit & Supervisory Board Member, Mr. Masakazu Yamamoto, was reappointed.
Mr. Masakazu Yamamoto is an Outside Audit & Supervisory Board Member.

Proposal 5:	Appointment of an Accounting Auditor
The proposal was approved and resolved as originally proposed, and Deloitte Touche Tohmatsu LLC was appointed as Accounting Auditor.

Notice Regarding Payment of Dividends

Please accept the year-end dividend for the 76th Fiscal Year at your nearest Japan Post Bank branch or post office during the payout period (June 27, 2024 to July 31, 2024) using the enclosed “Year-end Dividend Receipt.”

Shareholders who have designated payment by bank transfer are kindly requested to review the enclosed “Year-end Dividend Statement” and “Guide to Confirm Beneficiary Account for Dividend Transfer.”

A “Year-end Dividend Statement” is also enclosed for shareholders who will receive dividends by using the “Year-end Dividend Receipt.”